Exhibit 99.1

Martin Midstream Partners L.P. Announces Termination of Merger Agreement
and Cancellation of Special Meeting

December 26, 2024

KILGORE, Texas—(BUSINESS WIRE)— Martin Midstream Partners L.P. (“MMLP”) (Nasdaq: MMLP) today announced the termination of the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated October 3, 2024, with Martin Resource Management Corporation (“MRMC”), pursuant to which MRMC would have acquired all of the outstanding common units of MMLP not already owned by MRMC and its subsidiaries (the “Merger”). The Merger Agreement was terminated by the mutual written consent of MRMC and MMLP (with the approval of the Conflicts Committee of the Board of Directors of Martin Midstream GP LLC (the “General Partner”)) pursuant to the terms of the Merger Agreement. MMLP will continue to operate as a standalone publicly traded company.

MMLP also announced the cancellation of its special meeting of unitholders scheduled for December 30, 2024 and the withdrawal from consideration by MMLP unitholders of the proposals set forth in MMLP’s definitive proxy statement filed with the Securities and Exchange Commission on November 27, 2024.

Bob Bondurant, President and Chief Executive Officer of the General Partner said, “We appreciate the feedback we have received from unitholders during our extensive outreach and engagement over the last several weeks. We greatly value unitholders’ perspectives and are pleased that unitholders have confidence in the future of MMLP as a standalone company. We will continue to focus on executing our long-term strategy, including strengthening the balance sheet through debt reduction and improving operating results, to create value for unitholders.”

About MMLP

Martin Midstream Partners L.P. (NASDAQ: MMLP) headquartered in Kilgore, Texas, is a publicly traded limited partnership with a diverse set of operations focused primarily in the Gulf Coast region of the United States. MMLP’s primary business lines include: (1) terminalling, processing, and storage services for petroleum products and by-products; (2) land and marine transportation services for petroleum products and by-products, chemicals, and specialty products; (3) sulfur and sulfur-based products processing, manufacturing, marketing, and distribution; and (4) marketing, distribution, and transportation services for natural gas liquids and blending and packaging services for specialty lubricants and grease. To learn more, visit www.MMLP.com. Follow Martin Midstream Partners L.P. on LinkedIn, Facebook, and X (formerly known as Twitter).

Investor Relations Contact:

Sharon Taylor
Executive Vice President and Chief Financial Officer
(877) 256-6644
ir@mmlp.com
Source: Martin Midstream Partners L.P.